Exhibit (a)(3)
SCHEDULE A
As of November 8,2007
DIAMOND PORTFOLIO INVESTMENT TRUST
PORTFOLIOS AND CLASSES THEREOF

PORTFOLIO	CLASSES OF EACH PORTFOLIO

Diamond Portfolio Large Cap Quality Growth Fund	A
Diamond Portfolio Large Cap Quality Growth Fund	C
Diamond Portfolio Large Cap Quality Growth Fund	I
Diamond Portfolio Large Cap Quality Growth Fund	R-3

A-1